INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in (i) Registration Statement Nos. 33-42500, 33-42499, 33-42553, 333-89128 and 333-89180 on Form S-8 and (ii) Registration Statement No. 333-59183 on Form S-3 of our report dated April 8, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in accounting for goodwill and intangible assets in 2002 to conform to Statement of Financial Accounting Standards No. 142) appearing in this Annual Report on Form 10-K of Dillard’s, Inc. and subsidiaries for the year ended January 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
April 8, 2004